As filed with the Securities and Exchange Commission on August 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AKEBIA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8756903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

245 First Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Akebia Therapeutics, Inc. Amended and Restated 2014 Employee Stock Purchase Plan

(Full title of the plan)

Nicole R. Hadas

Senior Vice President, Chief Legal Officer and Secretary

245 First Street

Cambridge, MA 02142

(Name and address of agent for service)

(617) 871-2098

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Lia Der Marderosian

Jonathan Wolfman

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

617-526-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00001 par value per share	5,200,000 (2)	$3.95 (3)	$20,540,000 (3)	$2,489.45

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers such additional securities that may from time to time be offered or issued to prevent dilution from stock splits, stock dividends or similar transactions.

(2)	Reflects 5,200,000 additional shares issuable under the Akebia Therapeutics, Inc. Amended and Restated 2014 Employee Stock Purchase Plan (the “2014 ESPP”).
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $3.95, the average of the high and low sale price of Akebia Therapeutics, Inc.’s (the “Company’s” or the “Registrant’s”) Common Stock, $0.00001 par value per share (the “Common Stock”) on The Nasdaq Global Market on August 2, 2019, in accordance with Rule 457(c) under the Securities Act.

EXPLANATORY NOTE

The Company is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act 5,200,000 shares of Common Stock issuable under the Company’s 2014 ESPP. There are 5,715,992 shares of Common Stock available for future issuance under the 2014 ESPP.

On June 13, 2014, February 10, 2016 and January 25, 2019, the Company filed registration statements on Form S-8  (File Nos. 333-196748, 333-209469 and 333-229366, respectively) with the Commission registering in the aggregate 739,611 shares of Common Stock issuable under the Company’s 2014 ESPP (collectively, the “Prior Registration Statements”).

Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Prior Registration Statements, and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 26, 2019, including the information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement for the 2019 Annual Meeting of Stockholders, filed with the Commission on April 26, 2019, as supplemented on April  26, 2019 and May 9, 2019;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June  30, 2019, filed with the Commission on May  9, 2019 and August 8, 2019, respectively;

(c) The Registrant’s Current Reports on  Forms 8-K filed with the Commission on January  7, 2019, April  10, 2019, April 18, 2019, May  9, 2019 and June 11, 2019. Any report or portion thereof “furnished” on Form 8-K shall not be incorporated by reference; and

(d) The description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on March 12, 2014 under the Exchange Act, including any amendment or report filed for the purpose of updating such description, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Ninth Amended and Restated Certificate of Incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the DGCL.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the rights of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements with each of its directors and certain officers, in addition to the indemnification provided for in the Registrant’s Ninth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

The Registrant maintains insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Ninth Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on March 28, 2014 (File No. 001-36352) and incorporated herein by reference).

4.2	Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the current report on Form 8-K filed on March 28, 2014 (File No. 001-36352) and incorporated herein by reference).

4.3	Akebia Therapeutics, Inc. Amended and Restated 2014 Employee Stock Purchase Plan (previously filed as Appendix A to the Definitive Proxy Statement, filed with the Securities and Exchange Commission on April 26, 2019 (File No. 001-36352) and incorporated herein by reference).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1) (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of UHY LLP (filed herewith).

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of attorney (included on the signature page of this Registration Statement under the caption “Power of Attorney”).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 8th day of August, 2019.

AKEBIA THERAPEUTICS, INC.

By:	/s/ John P. Butler
Name: John P. Butler
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Butler and Jason A. Amello, and each of them, either of whom may act without the joinder of the other as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Capacity	Dates

/s/ Adrian Adams Adrian Adams	Chairperson and Director	August 8, 2019

/s/ John P. Butler John P. Butler	Director, President and Chief Executive Officer (Principal Executive Officer)	August 8, 2019

/s/ Jason A. Amello Jason A. Amello	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 8, 2019

/s/ Mark J. Enyedy Mark J. Enyedy	Director	August 8, 2019

/s/ Steven C. Gilman Steven C. Gilman	Director	August 8, 2019

/s/ Maxine Gowen Maxine Gowen	Director	August 8, 2019

/s/ Michael T. Heffernan Michael T. Heffernan	Director	August 8, 2019

/s/ Jodie P. Morrison Jodie P. Morrison	Director	August 8, 2019

/s/ Michael Rogers Michael Rogers	Director	August 8, 2019

/s/ Cynthia Smith Cynthia Smith	Director	August 8, 2019